Exhibit 99.17

Cytokine and T-Cell Phenotypic Changes Upon In Vivo Ibrutinib Therapy For CLL – Targeting Both CLL Cells and The Tumor-Microenvironment

Carsten U Niemann, MD, PhD1*, Angelique Biancotto, PhD2*, Betty Y. Chang, PhD3*, Joseph J. Buggy, PhD3*,
J. Philip McCoy Jr.4*, Mohammed Farooqui, DO1 and Adrian Wiestner, MD, PhD1

1Hematology Branch, National Heart, Lung, and Blood Institute, National Institutes of Health, Bethesda, MD;
2Center for Human Immunology, Autoimmunity and Inflammation, National Institutes of Health, Bethesda, MD;
3Pharmacyclics, Inc., Sunnyvale, CA; 4Flow Cytometry Core Laboratory, NHLBI, Bethesda

Introduction:

Proliferation of chronic lymphocytic leukemia (CLL) cells is highly dependent on the microenvironment. B-cell receptor (BCR) signaling and interactions of the tumor cells with elements of the tissue microenvironment including T cells and macrophages appear to be of particular importance (Burger et al, Blood 2009; Herishanu at al, Blood 2011; Bagnara at al, Blood 2011). The Bruton’s tyrosine kinase (BTK) inhibitor ibrutinib is highly effective in blocking BCR signaling and leads to impressive clinical responses in CLL (Byrd et al, NEJM 2013). BTK is a member of the TEC kinase family that also includes TEC, IL2-inducible T cell kinase (ITK), and BMX/ETK. BTK is not expressed in T cells; however ITK, which is expressed in T cells, is directly inhibited by ibrutinib, and the drug reduces cytokine secretion from activated T cells without inducing apoptosis (Herman et al, Blood, 2011). Here, we sought to determine the in vivo effect of ibrutinib on T cells and cytokine levels in CLL patients treated with single agent ibrutinib.

Methods:

The effect of ibrutinib on T-cell subsets, T-cell activation, and cytokine profiles was assessed in 10 CLL patients treated with 420mg ibrutinib daily in an ongoing phase II trial (NCT01500733). Matched samples of viably frozen peripheral blood mononuclear cells obtained from patients pre-treatment and after 6 months on ibrutinib were analyzed by flow cytometry. Cytokine levels pre-treatment and on days 1, 28, months 2, and 6 on ibrutinib were measured in the same patients using the Milliplex human cytokine assay.

Results:
Consistent with inhibition of BCR signaling in CLL cells, CCL3 and CCL4 serum levels were rapidly and significantly decreased by ibrutinib as described previously (Ponader et al, Blood, 2012). In addition, serum levels of a number of inflammatory cytokines including IL6, IL8, IFNg, and TNFα were decreased by > 50% by day 28 of ibrutinib treatment and remained so by 6 months. This is of specific interest as “pseudoexhausted” T cells from CLL patients were recently shown to secrete high amounts of IFNg, and TNFα (Riches et al, Blood 2013). Thus, the decreased levels of inflammatory cytokines may reflect a reversal of T cell “pseduoexhaustion”. Furthermore, the immunosuppressive cytokine IL10, a Th1-type cytokine that is secreted by CLL cells and activated T cells, was also rapidly and significantly reduced. These in vivo data are consistent with previous in vitro data showing decreased secretion of IL6 and IL10 from T cells upon exposure to ibrutinib (Herman et al, Blood, 2011). Thus, ibrutinib appears to reduce cytokine and chemokine secretion from both CLL and T cells resulting in an overall decrease in inflammatory cytokines. While absolute T-cell numbers showed little change on treatment, we found that ibrutinib reduced the frequency of activated CD4+ T cells (Table). Furthermore, for 3 out of 4 patients, the percentage of Ki67 positive T cells in the peripheral blood decreased on ibrutinib therapy (mean decrease 63%). The frequency of the Th17 T-cell subset was also diminished. Consistently, a decrease in serum levels of IL17 was seen in the two patients having detectable IL17 levels pre-treatment. While changes in the cytokine pattern (decrease in IFNg and IL10) might suggest inhibition of a Th1-type response, there was no change in the ratio of Th1 to Th2 T-cell subsets by immunophenotyping.

Subset of CD4+ T-cells (measured in 10 patients)	Pre-ibrutinib (mean %)	At 6 months on ibrutinib (mean %)	P (paired t test)
Activated cells (HLA-DR+, CD39+)	3.9	1.8	0.003
Th17 (CXCr3neg, CCR6+)	1.7	0.9	0.04
Th1 (CXCR3+, CCR6neg)	66	57	0.51
Th2 (CXCR3neg, CCR6neg)	28	39	0.42

Conclusions:

We here demonstrate a decrease in the levels of inflammatory cytokines and in T-cell activation in CLL patients treated with ibrutinib. Whether this is a direct consequence of BTK inhibition in B-cells or, at least in part, results from inhibition of T-cell signaling remains to be determined. Nevertheless, our data indicate that ibrutinib significantly alters the composition of the tumor microenvironment in CLL, affecting soluble as well as cellular elements. These effects may be important for clinical response and the development of combination therapies and therefore deserve further study.

Supported by the Intramural Research Program of NHLBI. We thank our patients for participating and acknowledge Pharmacyclics for providing study drug.